QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR IMMEDIATE RELEASE

FedEx Corp. Declares First Dividend in Its History
Additional 5 Million Share Stock Repurchase Authorized

        MEMPHIS, Tenn., May 31, 2002... FedEx Corporation (NYSE: FDX) today announced that its Board of Directors declared an initial quarterly dividend of $0.05 per share on FedEx Corporation common stock. The dividend is payable July 8, 2002, to shareholders of record at the close of business on June 17, 2002.

        "This dividend declaration signals the Board's confidence in the company's future growth and financial prospects and its unique role in the global economy," said Frederick W. Smith, chairman, president and chief executive officer. "The company has reached a significant milestone as it expects to produce positive free cash flow in fiscal year 2002 and in future years. FedEx today is less capital intensive than in the past, and we are now in a better position to realize the benefits of our network investments."

        The company's Board also authorized the repurchase of up to 5 million shares of the company's common stock, augmenting the 1.65 million shares remaining under the existing repurchase authorization. Purchases may be made in the open market and in negotiated or block transactions. FedEx currently has 298 million shares outstanding.

        Note: Free cash flow is defined as net cash provided by operating activities after purchases of property and equipment, asset dispositions and other capital items.

        With annual revenues of $20 billion, FedEx Corp. is the premier global provider of transportation, e-commerce and supply chain management services. The company offers integrated business solutions through a network of subsidiaries operating independently, including: FedEx Express, the world's largest express transportation company; FedEx Ground, North America's second largest provider of small-package ground delivery service; FedEx Freight, the largest U.S. provider of regional less-than-truckload freight services; FedEx Custom Critical, the world's largest provider of expedited time-critical shipments; and FedEx Trade Networks, a provider of customs clearance, international freight forwarding and trade facilitation.

        Certain statements in this press release may be considered forward-looking statements, such as statements relating to management's views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, any impacts on the company's business resulting from the events that occurred on September 11, 2001 and the timing and amount of any money that FedEx is entitled to receive under the Air Transportation Safety and System Stabilization Act, as well as general economic and competitive conditions in the markets we serve, matching capacity to volume levels and other factors which can be found in FedEx Corp.'s and its subsidiaries' press releases and filings with the SEC.

Media Contact: Jess Bunn 901-434-7769 jwbunn@fedex.com
Investor Contact: Jim Clippard 901-818-7468 ir@fedex.com
Worldwide Web Home Page: fedex.com

        NOTE TO EDITORS: Press releases and additional information about FedEx Corp. and its operating companies can be found on the World Wide Web at http://www.fedex.com/.

QuickLinks

  Exhibit 99.1